EXHIBIT 10.9

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 30th day of October, 2013 by and between CatchMark Timber Trust, Inc., a Maryland corporation (the “Company”), and Jerrold Barag (“Executive”), to be effective as of the Effective Date, as defined in Section 1.
BACKGROUND
The Company desires to engage Executive as the Chief Executive Officer (“CEO”) and President of the Company from and after the Effective Date, in accordance with the terms of this Agreement. Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Effective Date and Term. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Executive, and Executive hereby accepts such employment, for the term commencing on October 25, 2013, at 5:30 p.m. Eastern time (the “Effective Date”) and, unless otherwise earlier terminated pursuant to Section 5 hereof, ending on December 31, 2017 (the “Term”). Upon expiration of the Term, this Agreement shall automatically renew for a one-year period until December 31, 2018 (the “Renewal Period”), unless either party notifies the other party in writing prior to the end of the Term that the Agreement shall not be renewed. If this Agreement is renewed in accordance with this Section, the Renewal Period shall be included in the definition of “Term” for purposes of this Agreement. If this Agreement is not renewed in accordance with this Section or if the Renewal Period expires, then this Agreement will be of no further force and effect, with the exception of Section 15 and Section 7(c) (and any other provisions of this Agreement necessary for the interpretation or enforcement of Section 7(c)), which shall survive the expiration of the Term and continue to be in full force and effect in accordance with its terms.

2.    Employment. Executive is hereby employed on the Effective Date as the CEO and President of the Company. In his capacity as the CEO and President of the Company, Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him by the Board of Directors of the Company (the “Board”). At the request of the Board, Executive shall also serve as an officer, director, manager or other representative with respect to any subsidiary, affiliate or joint venture of the Company (each a “Subsidiary”) consistent with Executive’s position with the Company. Executive shall serve as a member of the Board (subject to Executive’s nomination and election as a member of the Board for subsequent terms) and, at the request of the Board, as a member of the board of directors (or equivalent) of any Subsidiary, without additional compensation. In his capacity as the CEO and President of the Company, Executive will report directly to the Board.
3.    Extent of Service. During the Term, and excluding any periods of vacation or sick leave to which Executive is entitled, Executive agrees to (a) devote substantially all of his business effort, time, energy, and skill to fulfill his employment duties; (ii) faithfully, loyally and diligently perform such duties, subject to the control and supervision of the Board; and (iii) diligently follow and implement all lawful management policies and decisions of the Company that are communicated to Executive. During the Term, it shall not be a violation of this Agreement for Executive to (y) serve on corporate, civic or charitable boards or committees; or (z) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the

Company in accordance with this Agreement and do not give rise to any conflict of interest with the Company or its affiliates. Executive shall perform his duties at the principal office of the Company.
4.    Compensation and Benefits.
(a)    Base Salary. During the Term, the Company will pay to Executive base salary at the rate of U.S. $325,000.00 per year (“Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under the Company’s payroll practices for its executives from time to time. The Compensation Committee of the Board (the “Compensation Committee”) shall review Executive’s Base Salary annually and may increase or, but only with Executive’s written consent, decrease Executive’s Base Salary from year to year. Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement.
(b)    Bonus. During the Term, Executive shall be eligible to participate in any bonus plans, practices, policies and programs available to senior executive officers of the Company (“Peer Executives”), and on the same basis as such Peer Executives, provided that nothing herein shall obligate the Company to establish any such bonus plans, policies or programs or limit the ability of the Company to amend, modify or terminate any such bonus plans, policies or programs at any time and from time to time.
(c)    Incentive and Retirement Plans. During the Term, Executive shall be entitled to participate in all incentive and retirement plans, practices, policies and programs available to Peer Executives, and on the same basis as such Peer Executives, provided that nothing herein shall limit the ability of the Company to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time. Without limiting the foregoing, the following shall apply:
(i)    2013 Restricted Stock Award. The Company will grant to Executive 33,000 restricted shares of its Class A common stock (the “2013 Restricted Stock Award”), pursuant to, and subject to the terms and conditions of, the CatchMark Timber Trust, Inc. Second Amended and Restated 2005 Long-Term Incentive Plan (the “Equity Incentive Plan”). Forty percent (40%) of the 2013 Restricted Stock Award will vest in approximately equal annual installments on each of December 31, 2014, December 31, 2015, December 31, 2016, and December 31, 2017, conditioned upon Executive’s continued employment on each vesting date (the “Time-Based Restricted Shares”). Sixty percent (60%) of the 2013 Restricted Stock Award will vest in approximately equal annual installments on each of December 31, 2014, December 31, 2015, December 31, 2016, and December 31, 2017, based solely upon achievement of performance metrics established by the Compensation Committee for 2014 and based on Executive’s continued employment on each vesting date (the “Performance-Based Restricted Shares”). The Time-Based Restricted Shares will be granted within three business days following the date of this Agreement and the Performance-Based Restricted Shares will be granted no later than the close of business on December 6, 2013. The 2013 Restricted Stock Award will be subject to other terms and conditions set forth in the award certificate memorializing the 2013 Restricted Stock Award.
(ii)    IPO Award. Within three business days following the date of this Agreement, the Company will grant to Executive 39,000 restricted stock units (the “IPO Award”), pursuant to, and subject to the terms and conditions of, the Equity Incentive Plan, which IPO Award will vest and convert to shares of the Company’s Class A common stock on the closing date of the Company’s initial listing of its Class A common stock on the New York Stock Exchange and the completion of its underwritten offering of its Class A common stock (the “IPO Closing Date”), conditioned upon Executive’s continuing employment on the IPO Closing Date, and subject to other terms and conditions set forth in the award certificate memorializing the IPO Award, including a requirement that the shares of Class A common stock underlying the IPO Award (the “RSU Shares”) be subject to a mandatory holding period, pursuant to which Executive must hold, on an after-tax basis, one hundred percent (100%) of the RSU Shares through the first anniversary of the IPO Closing Date, two-thirds of the RSU Shares through the second anniversary of the IPO Closing Date, and one-third of the RSU Shares through the third anniversary of the IPO Closing Date.
(iii)    Future Stock-Based Awards. During the Term, Executive may be eligible for additional stock-based awards under the Company’s long-term incentive plan, as determined by the Compensation Committee in its sole discretion. Nothing herein requires the Board or the Compensation Committee to make additional grants of stock-based awards in any year.
(d)    Welfare Benefit Plans. During the Term, Executive and Executive’s eligible dependents shall be eligible for participation in the welfare benefit plans, practices, policies and programs provided by the Company, if any, to the extent available to other Peer Executives and subject to eligibility requirements and terms and conditions of each such plan; provided, however, that nothing herein shall limit the ability of the Company to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time.
(e)    Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Company to the extent available to other Peer Executives with respect to travel and other business expenses.
(f)     Vacation. During the Term, Executive is entitled to the maximum amount of paid vacation days per calendar year allowed by the Company’s policies and practices as well as all holidays observed by the Company; provided, however, that nothing herein shall limit the ability of the Company to amend, modify or terminate any such policies and practices at any time and from time to time. Executive’s vacation time may be increased at the discretion of the Board.
5.    Termination of Employment.

(a)    Death or Disability.

(i)    Executive’s employment shall terminate automatically upon Executive’s death.

(ii)    If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Term, it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. “Disability” shall mean the inability of Executive, as reasonably determined by the Board, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted for a period of six (6) consecutive months. At the request of Executive or his personal representative, the Board’s determination that the Disability of Executive has occurred shall be certified by a physician mutually agreed upon by Executive, or his personal representative, and the Company.

(b)    Termination by Company. The Company may terminate Executive’s employment during the Term with or without Cause immediately on written notice to Executive, provided that, if the Executive is terminated for Cause, the Executive’s Date of Termination as defined below must occur within a period of ninety (90) days after receipt by the Board of clear notice of an event of Cause, provided, however, that for any event or action for which there is a potential cure period, the
Date of Termination shall be the date on which the applicable cure period expires (unless the event of Cause is based on a continuing or repeating course of conduct that, when taken as a whole, constitutes Cause, in which case Executive’s Date of Termination must occur within a period of ninety (90) days after receipt of the Board of clear notice of the most recent event or action that is part of the continuing or repeating course of conduct). “Cause” shall mean:

(i)the willful failure of Executive to follow the reasonable directions of the Board if Executive does not begin to cure such failure within ten (10) days after receipt of written notice from the Board specifying the particulars of the failure and complete such cure without any further failure to follow the reasonable direction in question. Notwithstanding anything to the contrary set forth in this subsection, and for purposes of clarity, Executive’s failure to meet any performance standards or expectations shall not constitute Cause;

(ii)theft, fraud, embezzlement, or material dishonesty in connection with Executive’s employment, or intentional falsification of any employment or Company records;

(iii)the conviction by Executive of, or Executive’s pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude, whether or not such felony or crime is connected with the business of the Company;

(iv)breach of fiduciary duty or any willful violation of law by Executive in connection with the Company’s or any Subsidiary’s business or relating to Executive’s duties hereunder, or willful misconduct for personal profit by Executive in connection with the Company’s or any Subsidiary’s business or relating to Executive’s duties hereunder;

(v)Executive’s material failure to abide by the Company’s code of conduct, code of ethics, or other employment or corporate governance policies;

(vi)except as set forth in Section 5(b)(vii) below, a material breach of this Agreement by Executive which is not cured within thirty (30) days of receipt by Executive of reasonably detailed written notice from the Company; or

(vii)a material breach by Executive of Section 7(c) of this Agreement which, if such breach is capable of being cured, is not cured within thirty (30) days of receipt by Executive of reasonably detailed written notice from the Company.

(c)    Termination by Executive. Executive’s employment may be terminated by Executive with or without Good Reason by delivering a Notice of Termination (as defined below) to the Company thirty (30) days prior to the desired Date of Termination (as defined below) (with the thirty (30) day period to be referred to as the “Notice Period”). A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than thirty (30) days after the initial occurrence of such event) (the “Good Reason Notice”), and the Company has not taken action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive within thirty (30) days following its receipt of such Good Reason Notice. Good Reason shall not include Executive’s death or Disability. Executive’s Date of Termination for Good Reason must occur within a period of ninety (90) days after the occurrence of an event of Good Reason. During the Notice Period, and at the sole discretion of the Company, Executive may be required to assist the Company with identifying a successor and in transitioning his duties and responsibilities to that successor. Moreover, during the Notice Period, and at the sole discretion of the Company, Executive may be relieved of all duties and/or prohibited from physically working at the offices of Company. For purposes of this Agreement, “Good Reason” shall mean any of the following, without Executive’s written consent: (i) a material diminution in Executive’s Base Salary; (ii) a material diminution in Executive’s authority, duties, or responsibilities; or (iii) the relocation of the Company’s principal office to a location that is more than fifty (50) miles from the location of the Company’s principal office on the Effective Date. The parties intend, believe and take the position that a resignation by Executive for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Reg. Section 1.409A-1(n)(2).

(d)    Notice of Termination. Any termination by the Company with or without Cause and any termination by Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 18(d) of this Agreement. A “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifies the Date of Termination (as defined below). The Company may not subsequently assert a new basis for Cause that was not asserted in the Notice of Termination; provided, however, that, in connection with any dispute relating to the termination of Executive’s employment, the Company may rely on evidence obtained after the Date of Termination that further supports any specific basis for Cause that was included in the Notice of Termination. “Date of Termination” means (i) if Executive’s employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (ii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case may be.

6.    Obligations of the Company upon Termination.
(a)    Termination by Executive for Good Reason; Termination by the Company Other Than for Cause, Death, or Disability. During the Term, if Executive terminates employment for Good Reason or the Company terminates Executive’s employment other than for Cause, death, or Disability, then:

(i)    the Company shall pay to Executive in a lump sum in cash within thirty (30) days after the Date of Termination, the exact payment date to be determined by the Company, Executive’s Base Salary through the Date of Termination to the extent not theretofore paid (the “Accrued Salary”);

(ii)    the Company shall pay to Executive an amount equal to (A) two (2) times Executive’s then current Base Salary, if such termination occurs outside the Change in Control Period (as defined herein) or (B) three (3) times Executive’s then current Base Salary, if such termination occurs during the Change in Control Period (in either case, the “Severance Amount”). Subject to Section 13 hereof, (A) if such termination occurs outside the Change in Control Period, the Severance Amount shall be paid in approximately equal monthly installments during the twenty-four month period following the Date of Termination, commencing on the first payroll date to occur after the sixtieth (60th) day following the Date of Termination; provided, that the first such payment shall consist of all amounts payable to Executive pursuant to this Section 6(a)(ii) between the Date of Termination and the first payroll date to occur after the sixtieth (60th) day following the Date of Termination; and (B) if such termination occurs during the Change in Control Period, the Severance Amount shall be paid in a single lump sum within sixty (60) days following the Date of Termination; provided, further, that, in either case, any obligation of the Company to pay the Severance Amount shall cease upon Executive’s breach of any of his obligations set forth in Section 7 hereof. For purposes of this Agreement, the “Change in Control Period” means the period beginning ninety (90) days prior to a Change in Control (as defined in the Equity Incentive Plan) and ending three hundred sixty five (365) days after such Change in Control;

(iii)    if Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then for eighteen (18) months following the Date of Termination (the “COBRA Reimbursement Period”), the Company shall pay to Executive monthly payments of an amount equal to the excess of (i) the COBRA cost of such coverage over (ii) the amount that Executive would have had to pay for such coverage if he had remained employed during the COBRA Reimbursement Period and paid the active employee rate for such coverage, less withholding for taxes and other similar items; provided, however, that (A) that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (B) the COBRA Reimbursement Period shall only run for the period during which Executive is eligible to elect health coverage under COBRA and timely elects such coverage; (C) nothing herein shall prevent the Company from amending, changing, or canceling any group medical, dental, vision and/or prescription drug plans during the COBRA Reimbursement Period; (D) during the COBRA Reimbursement Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (E) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; (F) Executive’s rights pursuant to this Section 6(a)(iii) shall not be subject to liquidation or exchange for another benefit; and (G) any obligation of the Company to make such payments shall cease upon Executive’s breach of any of his obligations set forth in Section 7 hereof;

(iv)    as of the Date of Termination, the restrictions on any outstanding equity awards held by Executive that expire solely on Executive’s continuous service with the Company, if any, shall expire, and any other outstanding equity awards held by Executive that vest solely on Executive’s continuous service with the Company shall immediately become fully vested;

(v)    the portion of any equity awards held by Executive that is exercisable as of the Date of Termination, if any, shall remain exercisable by Executive through the end of the term of such equity award;

(vi)    outstanding equity awards, other than those described in Section 6(a)(iv) above, held by Executive as of the Date of Termination, if any, shall vest, and any restrictions or RSU Share Holding Periods (as defined in the IPO Award certificate) shall expire, as provided in the award certificate memorializing any such outstanding equity award; and

(vii)    to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies and in accordance with the terms thereof, including, but not limited to, any expense reimbursements and accrued but unused vacation (which shall be paid out, if at all, in accordance with the Company’s then current policy regarding accrual and payment for unused vacation pay) (such amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding the foregoing, the Company shall be obligated to provide the payments described in clauses (ii)-(vi) of this Section 6(a) only if (A) within forty-five (45) days after the Date of Termination Executive shall have executed a separation and release of claims/covenant not to sue agreement in the form attached hereto as Exhibit A (the “Release Agreement”) and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement, and (B) Executive fully complies with the obligations set forth in Section 7 hereof.

(b)    Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Term, the Company shall have no further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Salary and the timely payment or provision of Other Benefits. Accrued Salary shall be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 6(b) shall include without limitation, and Executive or Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination. In addition, if Executive’s employment is terminated by reason of Executive’s death or Disability during the Term, the restrictions on any outstanding equity awards held by Executive that expire solely on Executive’s continuous service with the Company, if any, shall expire, and any other outstanding equity awards held by Executive that vest solely on Executive’s continuous service with the Company shall immediately become fully vested, as of the Date of Termination. Other outstanding equity awards held by Executive as of the Date of Termination, if any, shall vest, and any restrictions or RSU Share Holding Periods (as defined in the IPO award certificate) shall expire, as provided in the award certificate memorializing any such outstanding equity award.

(c)    Termination by the Company for Cause; Resignation by Executive Other than for Good Reason. If the Company terminates Executive’s employment for Cause during the Term, or Executive shall resign other than for Good Reason, the Company shall have no further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Salary and the timely payment or provision of Other Benefits. Accrued Salary shall be paid to Executive in a lump sum in cash within thirty (30) days after the Date of Termination. Outstanding equity awards held by Executive as of the Date of Termination, if any, shall vest, and any restrictions or RSU Share Holding Periods (as defined in the IPO award certificate) shall expire, as provided in the award certificate memorializing any such outstanding equity award.

(d)    Expiration of Term. If Executive’s employment ends because (i) this Agreement is not renewed in accordance with Section 1, or (ii) the Renewal Period expires, then the Company shall have no further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Salary and the timely payment or provision of Other Benefits, and this Agreement will be of no further force and effect, with the exception of Section 7(c) (and any other provisions of this Agreement necessary for the interpretation or enforcement of Section 7(c)). Accrued Salary shall be paid to Executive in a lump sum in cash within thirty (30) days after the Date of

Termination. Outstanding equity awards held by Executive as of the Date of Termination, if any, shall vest, and any restrictions or RSU Share Holding Periods (as defined in the IPO award certificate) shall expire, as provided in the award certificate memorializing any such outstanding equity award.

(e)    Resignations. Termination of Executive’s employment for any reason whatsoever shall constitute Executive’s resignation from the Board and the boards of directors of any Subsidiary on which he serves, and resignation as an officer of the Company and of any of the Subsidiaries for which he serves as an officer.
7.    Protective Covenants.

(a)    Acknowledgments.

(i)    Condition of Employment and Other Consideration. Executive acknowledges and agrees that he has received good and valuable consideration for entering into this Agreement and further acknowledges that the Company would not employ or continue to employ him in the absence of his execution of and compliance with this Agreement.

(ii)    Access to Confidential Information, Relationships, and Goodwill. Executive acknowledges and agrees that he is being provided and entrusted with Confidential Information (as that term is defined below), including highly confidential customer information that is subject to extensive measures to maintain its secrecy within the Company, is not known in the trade or disclosed to the public, and would materially harm the Company’s legitimate business interests if it was disclosed or used in violation of this Agreement. Executive also acknowledges and agrees that he is being provided and entrusted with access to the Company’s customer and employee relationships and goodwill. Executive further acknowledges and agrees that the Company would not provide access to the Confidential Information, customer and employee relationships, and goodwill in the absence of Executive’s execution of and compliance with this Agreement. Executive further acknowledges and agrees that the Company’s Confidential Information, customer and employee relationships, and goodwill are valuable assets of the Company and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

(iii)    Potential Unfair Competition. Executive acknowledges and agrees that as a result of his employment with the Company, his knowledge of and access to Confidential Information, and his relationships with the Company’s customers and employees, Executive would have an unfair competitive advantage if Executive were to engage in activities in violation of this Agreement.

(iv)    No Undue Hardship. Executive acknowledges and agrees that, in the event that his employment with the Company terminates, Executive possesses marketable skills and abilities that will enable Executive to find suitable employment without violating the covenants set forth in this Agreement.

(v)    Voluntary Execution. Executive acknowledges and affirms that he is executing this Agreement voluntarily, that he has read this Agreement carefully and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that he has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

(b)    Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(i)    “Competitive Services” means the business of investing in, managing, buying, and/or selling commercial timberland, harvesting and selling timber, and leasing the right to access land and harvest timber.

(ii)    “Confidential Information” means any and all data and information relating to the Company and/or any of its Subsidiaries, their activities, business, or clients that (i) is disclosed to Executive or of which Executive becomes aware as a consequence of his employment with the Company and/or any of its Subsidiaries; (ii) has value to the Company and/or any of its Subsidiaries; and (iii) is not generally known outside of the Company and/or its Subsidiaries. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company and/or any of its Subsidiaries: trade secrets (as defined by O.C.G.A. § 10-1-761); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company and/or its Subsidiaries, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company and/or its Subsidiaries. In addition to data and information relating to the Company and/or any of its Subsidiaries, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company and/or any of its Subsidiaries by such third party, and that the Company and/or the relevant Subsidiary has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company and/or any of its Subsidiaries.

(iii)    “Date of Termination” means the date of the Termination.

(iv)    “Material Contact” means contact between Executive and a customer or potential customer of the Company (i) with whom or which Executive has or had dealings on behalf of the Company; (ii) whose dealings with the Company are or were coordinated or supervised by Executive; (iii) about whom Executive obtains Confidential Information in the ordinary course of business as a result of his employment with the Company; or (iv) who receives products or services of the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within the two (2) years preceding the conduct in question (if the conduct occurs while Executive is still employed by the Company) or the Date of Termination (if the conduct occurs after the Termination), as applicable.

(v)    “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(vi)    “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(vii)    “Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom Executive has had Material Contact on behalf of the Company during his employment with the Company.

(viii)    “Protected Work” means any and all ideas, inventions, formulas, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, and whether or not subject to copyright or trademark or trade secret protection, conceived, developed or produced by Executive, or by others working with Executive or under his direction, during the period of his employment, or conceived, produced or used or intended for use by or on behalf of the Company or its customers.

(ix)    “Restricted Period” means any time during Executive’s employment with the Company, as well as two (2) years from the Date of Termination, provided, however, that if this Agreement is not renewed in accordance with Section 1 or if the Renewal Period expires, then no Restricted Period shall apply.

(x)    “Restricted Territory” means (A) the area within one-hundred fifty (150) miles from the external boundary of any property owned by the Company during the one (1) year preceding the conduct in question (if the conduct occurs while Executive is still employed by the Company) or the Date of Termination (if the conduct occurs after the Termination), as applicable, and (B) any other territory where Executive is working on behalf of the Company during the one (1) year preceding the conduct in question (if the conduct occurs while Executive is still employed by the Company) or the Date of Termination (if the conduct occurs after the Termination), as applicable.

(xi)    “Restrictive Covenants” means the restrictive covenants contained in Section 7 hereof.

(xii)    “Termination” means the termination of Executive’s employment with the Company, for any reason, whether with or without cause, upon the initiative of either party.

(c)    Restriction on Disclosure and Use of Confidential Information. Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any Person other than Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees that he shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive. For the avoidance of doubt, Executive’s obligations under this Section 7(c) shall survive any termination of this Agreement and Executive’s employment hereunder.

(d)    Non-Competition. Executive agrees that, during the Restricted Period, he will not, without prior written consent of the Company, directly or indirectly (i) carry on or engage in Competitive Services within the Restricted Territory on his own or on behalf of any Person or any Principal or Representative of any Person, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the provision of Competitive Services within the Restricted Territory; provided, however, that notwithstanding the foregoing, this subsection (d) shall not prohibit Executive from engaging in the following activities, as long as he continues to abide by all of his other obligations under the Restrictive Covenants: (i) teaching or research at an educational institution in the field of forestry or natural resources; (ii) consulting on behalf of any person or entity that does not compete against any business of the Company, including, but not limited to, consulting within the forestry (including forest products), and/or the natural resources industries; (iii) providing services for or on behalf of any forestry or natural resources trade organization; and (iv) providing services to any state or federal agency involved in forestry or natural resources, including, but not limited to, the U.S. Forest Service. Executive acknowledges that the Restricted Territory is reasonable.

(e)    Non-Solicitation of Protected Customers. Executive agrees that, during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

(f)    Non-Recruitment of Employees and Independent Contractors. Executive agrees that during the Restricted Period, he shall not, directly or indirectly, whether on his own behalf or as a Principal or Representative of any Person, solicit or induce or attempt to solicit or induce any employee or independent contractor of the Company to terminate his/her engagement relationship with the Company or to enter into employment or an independent contractor engagement with Executive or any other Person.

(g)     Proprietary Rights.

(i)    Ownership and Assignment of Protected Works. Executive agrees that any and all Protected Works are the sole property of the Company, and that no compensation in addition to Executive’s base salary is due to Executive for development or transfer of such Protected Works. Executive agrees that he shall promptly disclose in writing to the Company the existence of any Protected Works. Executive hereby assigns and agrees to assign all of his rights, title and interest in any and all Protected Works, including all patents or patent applications, and all copyrights therein, to the Company. Executive shall not be entitled to use Protected Works for his own benefit or the benefit of anyone except the Company without written permission from the Company and then only subject to the terms of such permission. Executive further agrees that he will communicate to the Company any facts known to him and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications, and all other instruments or papers to carry into full force and effect the assignment, transfer, and conveyance hereby made or to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by the Company. Executive agrees that he will not oppose or object in any way to applications for registration of Protected Works by the Company or others designated by the Company. Executive agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to the Company for all damages and expenses, including reasonable attorneys’ fees, if Protected Works are made available to third parties by him without the express written consent of the Company.

Anything herein to the contrary notwithstanding, Executive will not be obligated to assign to the Company any Protected Work for which no equipment, supplies, facilities, or Confidential Information of the Company was used and which was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Executive for the Company. Executive likewise will not be obligated to assign to the Company any Protected Work that is conceived by Executive after Executive leaves the employ of the Company, except that Executive is so obligated if the same relates to or is based on Confidential Information to which Executive had access by virtue of his employment with the Company. Similarly, Executive will not be obligated to assign any Protected Work to the Company that was conceived and reduced to practice prior to his employment, regardless of whether such Protected Work relates to or would be useful in the business of the Company. Executive acknowledges and agrees that there are no Protected Works conceived and reduced to practice by him prior to his employment with the Company.

(ii)    No Other Duties. Executive acknowledges and agrees that there is no other contract or duty on his part now in existence to assign Protected Works to anyone other than the Company.

(iii)    Works Made for Hire. The Company and Executive acknowledge that in the course of his employment with the Company, Executive may from time to time create for the Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without the Company’s facilities and before, during or after normal business hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire by Executive, and Executive shall cooperate with the Company in the protection of the Company’s copyrights in such works and, to the extent deemed desirable by the Company, the registration of such copyrights.

(h)    Return of Materials. Executive agrees that he will not retain or destroy, and will immediately return to the Company on or prior to the Date of Termination, or at any other time the Company requests such return, any and all property of the Company that is in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Protected Works and Confidential Information belonging to the Company or that Executive received from or through his employment with the Company. Executive will not make, distribute, or retain copies of any such information or property. Executive agrees that he will reimburse the Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if he does not return the materials to the Company on or prior to the Date of Termination or at any other time the materials are requested by the Company or if Executive otherwise fails to comply with this provision.

(i)    Enforcement of Restrictive Covenants.

(i)    Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Executive understands and agrees that if he violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(ii)    Severability and Modification of Covenants. Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any portion of any of the Restrictive Covenants is found to be invalid or unenforceable because its duration, geographic territory, scope of activities, or information covered is considered to be unreasonable in scope, the invalid or unenforceable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforced to the fullest extent permitted by law.

(j)    Existing Covenants. Executive represents and warrants that his employment with the Company does not and will not breach any agreement that Executive has with any former employer to keep in confidence proprietary or confidential information or not to compete with any such former employer. Executive will not disclose to the Company or use on its behalf any proprietary or confidential information of any other party required to be kept confidential by Executive.

(k)    Disclosure of Agreement. Executive acknowledges and agrees that, during the Restricted Period, he will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Executive further agrees that the Company shall have the right to make any such prospective employer, business partner, investor or lender of Executive aware of the existence and terms of this Agreement.

8.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by Parent or its affiliated companies and for which Executive may qualify, except as specifically provided herein. Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

9.    Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

10.    Limitation of Benefits.

(a)    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 280G of the Code (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 10(b) below). For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 10, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)    All determinations required to be made under this Section 10, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 10 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c)    In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect.

11.    Successors.

(a)    This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)    This Agreement can be assigned by the Company and shall be binding and inure to the benefit of the Company, its successors and assigns.

12.    Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement. For any such cooperation that occurs after the Date of Termination, the Company shall compensate Executive at a rate of Executive’s Base Salary at the time of termination divided by 2,080 on a per hour basis for services provided, which payments shall be made on a monthly basis, and shall reimburse Executive for any reasonable out-of-pocket expenses incurred, in connection with Executive’s performance of obligations under this Section 12 at the request of the Company. If Executive is entitled to be reimbursed for any expenses under this Section 12, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s obligations under this Section 12, and Executive’s rights to payment or reimbursement of expenses pursuant to this Section 12, shall expire at the end of two (2) years after the Date of Termination and such rights shall not be subject to liquidation or exchange for another benefit.

13.    Code Section 409A.

(a)    General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b)    Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control or Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or termination of employment, as the case may be, meet any description or definition of “change in control event” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred

Compensation upon a Change in Control or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c)    Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d)    Treatment of Installment Payments. Each payment of termination benefits under Section 6 of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(e)    Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such period.

(f)    Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, including, without limitation, Section 4(e), and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under Section 4(e) shall be subject to liquidation or exchange for another benefit.

(g)    Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

(h)    Payroll Dates.     Any payroll dates referenced in this Agreement refer to the Company’s payroll dates in effect as of the Effective Date and cannot be changed thereafter.

14.    Compensation Recoupment Policy. Any cash incentive bonus awarded to Executive by the Company shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to Executive. In addition, the Compensation Committee may specify in any written documentation memorializing a cash incentive bonus award that Executive’s rights, payments and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable conditions of such award. Such events may include, but shall not be limited to, (i) termination of employment for Cause, (ii) violation of material Company policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants, (iv) other conduct by Executive that is detrimental to the business or reputation of the Company or any affiliate, or (v) a later determination that the amount realized from a performance-based award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not Executive caused or contributed to such material inaccuracy. The reduction, cancellation, forfeiture and recoupment rights associated with any equity awards or similar awards granted to Executive, if any, shall be as provided in the award certificate memorializing any such award.

15.    Indemnification. The Company shall indemnify Executive for liabilities incurred by him while acting in good faith in his capacity as a director or an officer to the fullest extent provided for any other officer or director of the Company. To the extent the Company maintains director and officer liability insurance, such insurance shall cover Executive to the same extent as any other officer or director of the Company. The Company’s obligations under this Section shall survive any termination of this Agreement and Executive’s employment hereunder.

16.    Attorneys’ Fees. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity. If Executive is awarded the right to recover his reasonable attorneys’ fees and costs of litigation under this Section 16, the reimbursement of attorneys’ fees and costs of litigation shall be made within ten (10) business days following the date on which such rights are established.

17.    Damages for Breach of Contract. In the event of any contest arising under or in connection with this Agreement, the parties agree that Executive shall not be required to wait until the expiration of the Term to sue for breach of this Agreement, and if Executive proves such breach, the Company shall pay Executive damages to which Executive is entitled, including, but not limited to, the Base Salary and other compensation owed to Executive under this Agreement through the end of the Term.

18.     Miscellaneous.

(a)    Applicable Law; Forum Selection; Consent to Jurisdiction. The parties agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles. Executive agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the Superior Court of Gwinnett County, Georgia or United States District Court for the Northern District of Georgia, Atlanta Division. With respect to any such court action, the parties hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. The parties further agree that the above-listed courts are convenient forums for any dispute that may arise herefrom and that no party shall raise as a defense that such courts are not convenient forums.

(b)    Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)    Amendments. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: Jerrold Barag 427 Langley Oaks Drive Marietta, Georgia 30067	If to the Company: CatchMark Timber Trust, Inc. 6200 The Corners Parkway Norcross, Georgia 3009 Attention: Chairman of the Board of Directors

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)    Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)    Waivers. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(h)    Entire Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement.

(i)    Construction. The parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

(j)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ JERROLD BARAG
Jerrold Barag

CATCHMARK TIMBER TRUST, INC.

By:    /s/ DONALD S. MOSS
Name:    Donald S. Moss

Title:	Chairman of the Compensation Committee of the Board of Directors

Exhibit A

Release Agreement

SEPARATION AGREEMENT, GENERAL RELEASE OF ALL CLAIMS
AND COVENANT NOT TO SUE

THIS AGREEMENT (the “Agreement”) is entered into as of the Effective Date, as defined in Section 8 hereof, by and between CatchMark Timber Trust, Inc., a Maryland corporation (the “Company”) and __________________ (“Executive”).

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Executive agree as follows:

1.    Termination of Employment. Executive’s employment with the Company terminated effective _________________ (the “Termination Date”) based on [description of reason for termination] pursuant to the terms of the Employment Agreement executed between the parties on or about [date of Employment Agreement] (the “Employment Agreement”). Executive acknowledges and agrees that he has been paid all wages and accrued benefits to which he is entitled through the date of execution of this Agreement or that the Company has promised to pay such wages and accrued benefits within thirty (30) days of the Termination Date. Other than the payments set forth in this Agreement and the continuing rights of Executive described on Exhibit A (the “Continuing Rights”), the parties agree that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason. With the sole exception of the Continuing Rights, this Agreement is intended to and does settle and resolve all claims of any nature that Executive might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter.

2.    Severance Benefits. In consideration of Executive’s promises and the Release of All Claims and Potential Claims and Covenant Not To Sue contained in this Agreement, the Company will pay or provide to Executive:

(a)
A total gross amount of _____________ ($_______.__), less applicable withholdings, payable [in approximately equal monthly installments during the twenty-four month period following the Termination Date, commencing on the first payroll date to occur after the sixtieth (60th) day following the Termination Date; provided, that the first such payment shall consist of all amounts payable to Executive pursuant to this Section 2(a) between the Termination Date and the first payroll date to occur after the sixtieth (60th) day following the Termination Date] [Applicable only in the context of a qualifying termination during Change in Control Period as defined in the employment agreement: in a lump sum on the first payroll date to occur after the sixtieth (60th) day following the Termination Date]; and provided, further, that any obligation of the Company to make such payments shall cease upon Executive’s breach of any of his obligations contained in the Restrictive Covenants in the Employment Agreement;

(b)
If Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then for eighteen (18) months following the Date of Termination (the “COBRA Reimbursement Period”), the Company shall pay to Executive monthly payments of an amount equal to the excess of (i) the COBRA cost of such coverage over (ii) the amount that Executive would have had to pay for such coverage if he had remained employed during the COBRA Reimbursement Period and paid the active employee rate for such coverage, less withholding for taxes and other similar items; provided, however, that (A) that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (B) the COBRA Reimbursement Period shall only run for the period during which Executive is eligible to elect health coverage under COBRA and timely elects such coverage; (C) nothing herein shall prevent the Company from amending, changing, or canceling any group medical, dental, vision and/or prescription drug plans during the COBRA Reimbursement Period; (D) during the COBRA Reimbursement Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (E) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; (F) Executive’s rights pursuant to this Section shall not be subject to liquidation or exchange for another benefit; and (G) that any obligation of the Company to make such payments shall cease upon Executive’s breach of any of his obligations contained in the Restrictive Covenants in the Employment Agreement; and

(c)	Equity benefits provided in the Employment Agreement or any award certificate issued to Executive.

The Company’s agreement to provide all of the consideration set forth in this Section 2 is specifically contingent upon you executing this Agreement and not revoking the Agreement pursuant to the terms of Section 8. Executive and the Company acknowledge and agree that these agreements, terms and amounts have been negotiated and agreed upon voluntarily by both parties and represent a compromise providing value to both parties. The parties also acknowledge and agree that these agreements and amounts exceed any and all actions, pay, and benefits that the Company might otherwise have owed to Executive by law and that they constitute good, valuable, and sufficient consideration for Executive’s release and agreements herein.

3.    General Release Of All Claims And Potential Claims and Covenant Not To Sue. In consideration of the payments made to him by the Company and the promises contained in this

Agreement, Executive on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which he may by law release, as well as all contractual obligations not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of execution of this Agreement; provided, however, that this release shall not apply to any payments or benefits under this Agreement or to the Continuing Rights. This release includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination, claims arising under severance plans and contracts, and claims growing out of any legal restrictions on the Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Executive specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, , 42 U.S.C. § 1981, the Americans With Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Genetic Information Nondiscrimination Act (“GINA”), the Executive Retirement Income Security Act (“ERISA”), the Equal Pay Act (“EPA”), the Occupational Safety and Health Act (“OSHA”), and any and all other local, state, and federal law claims arising under statute or common law. Executive further agrees that if anyone (including, but not limited to the Equal Employment Opportunity Commission (“EEOC”) or any other government agency or similar such body) makes a claim or undertakes an investigation involving Executive in any way (other than with respect to the Continuing Rights), Executive waives any and all right and claim to financial recovery resulting from such claim or investigation. Except with respect to the Continuing Rights and except to the extent that applicable law requires that Executive be allowed to file a charge of discrimination with the EEOC or other administrative charge or complaint, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law. By signing this Agreement, Executive acknowledges that he is doing so knowingly and voluntarily, that he understands that he may be releasing claims he may not know about, and that he is waiving all rights he may have had under any law that is intended to protect him from waiving unknown claims. Executive warrants that he has not filed any notices, claims, complaints, charges, or lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Agreement.

4.    No Reemployment. Executive waives any right to employment with the Company or any parent or subsidiary company of the Company, agrees not to seek employment with the Company or any parent or subsidiary of the Company at any time in the future, and agrees that any denial of employment by the Company or any parent or subsidiary company of the Company is in keeping with the intent of this Agreement and shall not be a legitimate basis for a cause of action by Executive.

5.    Non-Admission of Liability and Acknowledgment of Reporting. This Agreement and the fact that it was offered are not and shall not in any way be construed as admissions by the Company or any Releasee that it violated any federal, state or local law, statute or regulation, or that it acted wrongfully with respect to Executive or to any other person or entity in any manner. The Company and the Releasees specifically disclaim any liability to or wrongful acts against Executive or any other person or entity. Executive affirms that he has reported to the Company in writing all compliance issues and possible violations of federal, state and local laws or regulations or Company policy of which he had knowledge during the term of his employment, if any. Executive represents and acknowledges that he has no further or additional knowledge or information regarding compliance issues or possible violations of federal, state or local laws or regulations or Company policy other than what he has previously disclosed to the Company in writing, if any.

6.    Acknowledgment. The Company hereby advises Executive to consult with an attorney prior to executing this Agreement and Executive acknowledges and agrees that the Company has advised, and hereby does advise, him of his opportunity to consult an attorney or other advisor and has not in any way discouraged him from doing so. Executive expressly acknowledges and agrees that he has been offered at least twenty-one (21) days to consider this Agreement before signing it, that he has read this Agreement and Release carefully, that he has had sufficient time and opportunity to consult with an attorney or other advisor of his choosing concerning his execution of this Agreement. Executive acknowledges and agrees that he fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations he has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Executive acknowledges and agrees that he is signing this Agreement voluntarily, with the full intent of releasing the Company from all claims.

7.    Return of Materials. In further consideration of the promises and payments made by the Company hereunder, Executive agrees to return immediately, and before receiving payment under this Agreement, all documents, confidential information, other information, materials, equipment (including, but not limited to, cell phones, laptops, computers, or other personal computing devices) and other things in his possession or control provided to him by the Company, created during his employment with the Company or otherwise relating to or belonging to the Company, without retaining or providing to anyone else copies, summaries, excerpts, portions or other representations thereof.

8.    Revocation and Effective Date. The parties agree Executive may revoke the Agreement at will within seven (7) days after he executes the Agreement by giving written notice of revocation to Company. Such notice must be delivered to _____________, and must actually be received by him at or before the above-referenced seven-day deadline. The Agreement may not be revoked after the expiration of the seven-day deadline. Assuming that Executive does not revoke this Agreement within the revocation period described above, the effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day following the date on which Executive executes the Agreement.

9.    Severability. If any provision or covenant, or any part thereof, of this Agreement, except Executive’s general release and covenant not to sue set forth in Section 3 of this Agreement, should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants of this Agreement, all of which shall remain in full force and effect. If the general release and covenant not to sue set forth in Section 3 of this Agreement is found to be unenforceable, this Agreement shall be null and void and all consideration originally paid shall be returned by Executive to the Company.

10.    Final Agreement. The parties agree that this document was negotiated, is their entire Agreement regarding Executive’s separation from employment with the Company and Executive’s release of claims, and supersedes all prior agreements between the parties, except that the Restrictive Covenants contained in the Employment Agreement shall remain in full force and effect in accordance with their terms, as well as any other provisions of the Employment Agreement that are necessary to enforce or interpret the Restrictive Covenants. The parties agree that neither party shall be considered the drafter for the purpose of construing any ambiguity or disagreement. The parties agree that this Agreement may not be modified except by a written document signed by both parties. The parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

14.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Georgia without giving effect to its conflict of law principles.

The parties hereby signify their agreement to these terms by their signatures below.

EXECUTIVE

[Executive Name]

Date:

CATCHMARK TIMBER TRUST, INC.

By:
[Name], [Title]

Date:

Exhibit A
Continuing Rights

The “Continuing Rights” referenced in the Agreement shall be as follows:

1.	[To be inserted at time of execution, if there are any continuing rights that need to be preserved such as workers’ compensation, unemployment, COBRA, participation under ERISA plans, etc.]

25